Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO  80111
www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER ANNOUNCES FIRST QUARTER 2007 RESULTS
Revenue Increases 7%; EPS Increases 57%

GREENWOOD VILLAGE, Colorado — April 26, 2007 — CIBER, Inc. (NYSE: CBR), a leading international system integrator consultancy, today announced financial results for the first quarter of 2007, ended March 31st.

First Quarter 2007 Summary

•                  Revenue was $259.2 million, a CIBER record and an increase of 7.2%, 4.0% organically, compared to the first quarter of 2006.

•                  Gross profit increased 12% compared to the first quarter of 2006 to $70.0 million.

•                  Gross profit margins increased 110 basis points on a year-over-year basis to 27.0%.

•                  Operating income was $12.7 million, a 31% increase year-over-year for the quarter.

•                  Operating income margins improved 90 basis points on a year-over-year basis to 4.9%.

•                  Net Income increased 48% year-over-year to $6.6 million.

•                  GAAP EPS was $0.11 per share, a 57% increase versus $0.07 for the same period of 2006.

•                  CIBER purchased 750,000 shares into treasury during the quarter at an average price of $7.02 per share.

Management Comments

“The operating leverage from revenue growth and better execution reflected in our first quarter results continues the trend of year-over-year progress that we have been experiencing.  Solid comparisons in our US Commercial, European and State & Local Government Practices led the way this quarter,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “Sustained demand in Europe and improving package software activity, as well as US Commercial Practice opportunities, are most encouraging at this time.”

Highlights by Operating Groups

US Commercial Practice

•                  Our largest Practice had a solid first quarter, adding 240 basis points to gross profit margins and 270 basis points to operating income margins.

•                  We were pleased to announce on April 9th, additional leadership and offshore emphasis with Shashank Joshi’s arrival, as offshore Practice Leader and President of CIBER (India) Ltd.  Mr. Joshi’s 20+ years of experience in offshore business development and operations will be very helpful to grow CIBER’s offshore business.

European Practice

•                  CIBER’s second largest operation, CIBER Europe, grew revenue 29%, 15% organically, and increased operating contributions by 57%, and adding 90 basis points to operating income margins, in comparison to the first quarter of 2006.

•                  Higher utilization, better comparisons in Norway, Sweden, the Netherlands, UK SAP operations, and less drag from Denmark were material to these improvements.

State & Local Government Practice

•                  Gross profit margins gained 280 basis points and operating contributions increased 410 basis points year-over-year.

•                  We made good progress during the quarter with the City of New Orleans and FEMA toward collection of the City’s remaining receivable balance.

Federal Government Practice

•                  Our Federal Practice continues to be challenged by the environment they operate in and experienced decreased operating margins of 230 basis points on a year-over-year basis, however they benefited from several wins and extensions in the first quarter.

•                  We were delighted to announce on April 19th the hiring of Ms. Marcia Kim as SVP/Federal Practice President, to drive growth in this vital business model Practice, and the pending retirement of Wally Birdseye, our Federal leader since 1997.  Ms. Kim’s 25+ year government IT services experience is a solid foundation to lead in these transforming times of Federal IT needs.

CIBER Enterprise Solutions Practice (US ERP)

•                  Our CES Practice results trailed those of a year earlier, but picked up momentum as the first quarter proceeded, leading to a stronger position to begin the second quarter.

•                  In late March, we were also pleased to announce that Dave Siebert joined us to lead our US SAP, Lawson and Supply Chain Practices as SVP/CIBER Enterprise Solutions Practice.  Mr. Siebert has almost 20 years of ERP and IT products and services experience.

Pipeline and Backlog

CIBER’s pipeline (excluding Europe) increased $100 million sequentially to $2.9 billion.  Our contract wins for the first quarter of 2007 totaled $273 million, or a 1.1:1 book-to-bill ratio.  The US Commercial Practice wins were particularly solid in the quarter.

Balance Sheet — as of March 31, 2007

•                  Cash was $20.6 million; borrowings on our bank line of credit totaled $16.3 million.

•                  Shareholder equity was $421.2 million.

•                  DSOs on services were 73 days.

Outlook

For the second quarter ending June 30, 2007, the Company expects that revenue and GAAP EPS will be $257-262 million and $0.12-0.13 per share, respectively.

For calendar 2007, the Company increases its expectations of revenue to between $1.020-1.035 billion and GAAP EPS to $0.46-0.51 per share.

Conference Call and Webcast

A webcast to discuss the company’s financial results and outlook will be held at 11:00 a.m. ET on Thursday, April 26, 2007, and may be heard live by visiting the Investors portion of the company website at www.ciber.com/cbr/.  To participate in the call, dial 1-800-218-0713 within the United States, and 303-262-2138 internationally, using the conference ID number 11087165.  A replay of the conference call will be available through Monday, May 28, 2007 by dialing 800-405-2236 within the United States, and 303-590-3000 internationally, using the ID number 11087165. The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 US offices, 20 European offices and five offices in Asia.  Operating in 18 countries, with over 8,000 employees and annual revenue of approximately $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2007.

CIBER, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
In thousands, except per share data	2006	2007
Consulting services	$230,670	$244,958
Other revenue	11,073	14,227
Total revenue	241,743	259,185

Cost of consulting services	172,580	179,878
Cost of other revenue	6,493	9,279
Selling, general and administrative expenses	51,549	55,980
Amortization of intangible assets	1,447	1,391
Operating income	9,674	12,657
Other expense, net	2,290	2,153
Income before income taxes	7,384	10,504
Income tax expense	2,934	3,939
Net income	$4,450	$6,565

Earnings per share — diluted	$0.07	$0.11

Weighted average shares — diluted	62,478	62,073

For the three months ended March 31, 2006 and 2007, respectively, earnings per share — basic was $0.07 and $0.11 and weighted average shares — basic were 62,118 and 61,520.

CIBER, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

In thousands	December 31, 2006	March 31, 2007
Assets
Current assets:
Cash and cash equivalents	$33,319	$20,646
Accounts receivable, net	226,055	235,839
Prepaid expenses and other current assets	21,020	22,046
Deferred income taxes	3,748	3,972
Total current assets	284,142	282,503

Property and equipment, net	26,521	25,990
Intangible assets, net	453,106	452,905
Other assets	15,910	15,293
Total assets	$779,679	$776,691

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$41,486	$25,918
Accrued compensation and related liabilities	43,579	47,330
Other accrued expenses and liabilities	51,173	48,617
Income taxes payable	7,147	8,008
Total current liabilities	143,385	129,873

Long-term line of credit — bank	11,949	16,316
Long-term debentures	175,000	175,000
Other long-term liabilities	31,975	32,870
Total liabilities	362,309	354,059

Minority interest	1,248	1,441

Shareholders’ equity	416,122	421,191
Total liabilities and shareholders’ equity	$779,679	$776,691

CIBER, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In thousands	2006	2007

Operating activities:
Net income	$4,450	$6,565
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,895	2,846
Amortization of intangible assets	1,447	1,391
Other, net	(7,735)	(19,519)
Net cash provided by operating activities	1,057	(8,717)

Investing activities:
Acquisition, net of cash acquired	—	(1,365)
Purchases of property and equipment, net	(2,567)	(2,218)
Capitalized software development costs	(180)	—
Net cash used in investing activities	(2,747)	(3,583)

Financing activities:
Employee stock purchases and options exercised	1,757	1,519
Purchases of treasury stock	(2,336)	(5,265)
Borrowings (payments) on long-term bank line of credit (net)	(5,973)	4,367
Other, net	(772)	(790)
Net cash used in financing activities	(7,324)	(169)

Effect of foreign exchange rate changes on cash	849	(204)
Net decrease in cash and cash equivalents	(8,165)	(12,673)
Cash and cash equivalents, beginning of period	40,661	33,319
Cash and cash equivalents, end of period	$32,496	$20,646

Selected Financial Information

Unaudited Reconciliation of Non-GAAP and Segment Financial Measures

I.        Reconciliation of Revenue Growth Components

(Quarters Ended)
($ in Millions)

	March 31, 2006	Organic	Acquired	Foreign Exchange	Total	March 31, 2007

Commercial	$88.4	3.2%	—%	—%	3.2%	$91.2

State & Local	32.9	7.9	—	—	7.9	35.5

CES	28.5	-4.8	—	—	-4.8	27.2

Federal	36.5	-6.5	—	—	-6.5	34.1

Europe	55.4	14.9	1.8	12.1	28.9	71.2

	$241.7	4.0%	0.4	2.8%	7.2%	$259.2

II.       EBITDA Reconciliation to Net Income

(Quarters Ended)
(000’s omitted)

	March 31, 2006	March 31, 2007

Net Income	$4,450	$6,565
Income Tax	2,934	3,939
Pre-Tax Income	7,384	10,504
Other Expense, net	2,290	2,153
Operating Income	9,674	12,657
Amortization	1,447	1,391
Depreciation	2,895	2,846
EBITDA	$14,016	$16,894

III.      Segment Operating Results Analysis

For the Quarters Ended March 31 and December 31, 2006 and March 31, 2007

($ in millions)

	Three Months Ended
	March 31, 2006		December 31, 2006		March 31, 2007
Revenue By Divisions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Commercial*	$88.4	37%	$89.0	34%	$91.2	35%
State & Local	32.9	13	35.2	14	35.5	14
US Package	28.5	12	27.6	11	27.2	10
Federal	36.5	15	35.5	14	34.1	13
Europe*	55.4	23	70.2	27	71.2	28
Total	$241.7	100%	$257.5	100%	$259.2	100%

Operating Income	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Commercial*	$5.2	6%	$6.6	7%	$7.9	9%
State & Local	1.9	6	2.7	8	3.6	10
US Package	3.2	11	1.2	4	2.0	7
Federal	3.6	10	3.6	10	2.6	8
Europe*	2.3	4	4.3	6	3.6	5
Corporate Expense	(5.1)	(2)	(4.8)	(2)	(5.6)	(2)
EBITA	$11.1	5%	$13.6	5%	$14.1	5%
Amortization Expense	(1.4)	(1)	(1.4)	(—)	(1.4)	(—)
Operating Income	$9.7	4%	$12.2	5%	$12.7	5%

*                    Commercial includes India’s results and eliminations; Europe includes Eastern Asia/Pacific.